Exhibit 10.7
September 14, 2007
Cato Holding Company (d/b/a Cato BioVentures)
Westpark Corporate Center
4364 South Alston Avenue
Durham, North Carolina 27713-2280
Sontra Medical Corporation
10 Forge Parkway
Franklin, Massachusetts 02038
Attention: Harry Mitchell, Interim Chief Executive Officer
Dear Mr. Mitchell:
     Reference is made to that certain Agreement and Plan of Merger and Reorganization, made and entered as of the date hereof, by and among Sontra Medical Corporation (the “Company”), Durham Pharmaceuticals Acquisition Co., and Durham Pharmaceuticals Ltd. (d/b/a Echo Therapeutics, Inc.) (the “Merger Agreement”). In connection with the transactions contemplated by the Merger Agreement, Cato Holding Company (d/b/a Cato BioVentures) (“Cato”) is the owner of 3,855,225 shares of the Company’s common stock.
     Cato hereby agrees to sell, in one or more series of transactions, up to an aggregate of 907,112 of Cato’s shares of the Company’s common stock (the “Cato Shares”) to certain accredited investors (as such term is defined by applicable federal securities laws) concurrently with the Company’s issuance and sale of shares of its equity securities to such accredited investors in one or more series of transactions, the primary purpose of which is to raise capital. Cato agrees to sell such Cato Shares at a price per share of $0.882 if and to the extent such sales occur prior to sixty (60) days from the date of this letter, and at a price to be determined by the parties if such sales occur after sixty (60) days from the date of this letter. The sales by Cato will be made to third party purchasers identified to Cato by the representative(s) of such purchasers. The Company hereby agrees to reimburse Cato for its reasonable legal fees associated with the concurrent sales of the Cato Shares contemplated by this letter.
     Please acknowledge your understanding of the same by executing the copy of this letter below on behalf of the Company.

CATO HOLDING COMPANY (d/b/a CATO BIOVENTURES)
By:	/s/ Daniel Cato
Name:	Daniel Cato
Title:	Assistant Secretary

The foregoing is hereby confirmed and accepted as of the date first set forth above.

SONTRA MEDICAL CORPORATION
By:	/s/ Harry G. Mitchell
Name:	Harry G. Mitchell
Title:	Interim Chief Executive Officer